Exhibit 23


                         Consent of Independent Auditors



The Board of Directors
Circuit City Stores, Inc.:


We consent to the incorporation by reference in the registration statements (Nos. 33-56697, 33-36650, 33-64757, 333-02971, 333-20303, 333-25451, 333-27933,
333-34539,   333-86439,   333-52935,   333-43052,   333-56662,   333-109071  and
333-105736) on Form S-8 of Circuit City Stores, Inc. of our reports dated March 30, 2004, relating to the consolidated balance sheets of Circuit City Stores, Inc. and subsidiaries (the Company) as of February 29, 2004 and February 28, 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years in the three-year period ended February 29, 2004, and the related financial statement schedule, which reports are included, or incorporated by reference from the annual report to shareholders, in the February 29, 2004 annual report on Form 10-K of Circuit City Stores, Inc.

Our report on the Company's consolidated financial statements refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, in fiscal year 2004 which resulted in the restatement of the Company's consolidated financial statements for the fiscal years 2003 and 2002 in accordance with the retroactive restatement method under SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of SFAS No. 123.




/s/KPMG
Richmond, Virginia
May 6, 2004